Exhibit 10.67

Call Center Facility Usage Agreement

Translated From Japanese

Funabashi Hiromichi

President & CEO

OMC Card, Inc.

2-16-4 Konan, Minato-ku, Tokyo

Hideki Anan, President & CEO

Global Hotline, Inc.

11F Nishishinjuku Showa Bldg.

1-13-12 Nishishinjuku, Shinjuku-ku, Tokyo

OMC Card, Inc. (“OMC Card”) and Global Hotline, Inc. (“Global Hotline”) do hereby enter into the following agreement, and in witness whereof, have signed two copies of the agreement, one for each party.

Matters Concerning Rental of Furniture, Fixtures, Equipment, etc.

Article 1 (Rental of Furniture, Fixtures, Equipment, etc.)

Global Hotline rents out to OMC Card the use of the furniture, fixtures, equipment, etc. (“rental items”) listed on the attached table.

Article 2 (Rental Fees)

The price of renting the rental items (“rental fees”) shall be according to the attached fee table.

Article 3 (Payment of Rental Fees)

OMC Card shall transfer the rental fees for the month to the bank account designated by Global Hotline by the last day of the following month. Any transaction fees shall be borne by OMC Card.

Article 4 (Bearing of Risk)

1.	Loss or damage to the rental items that occurs before they are handed over, unless it is the fault of OMC Card, shall be the responsibility of Global Hotline.

2.	Loss or damage to the rental items that occurs after they are handed over, unless it is the fault of Global Hotline, shall be the responsibility of OMC Card.

Article 5 (Liability for Defects)

If a hidden defect is discovered in the rental items after they are handed over, Global Hotline must repair the rental items or provide OMC Card with a replacement.

Article 6 (Handling of Trouble)

1.	In the event that troubles arise after the rental items are handed over due to loss, damage or other such problems, Global Hotline shall work quickly to restore functionality.

2.	In principle, support hours shall be from 9:00 to 18:00.

Article 7 (Maintenance and Management)

OMC Card shall consign maintenance and management work related to the rental items to Global Hotline.

Matters Concerning Shared Use of Office Space

Article 8 (Shared Use of Office Space)

OMC Card may share a part of the room rented by Global Hotline from a third party as described in the attached appendix (hereinafter referred to as the “shared office space”).

Article 9 (Purpose of Use)

OMC Card may use the shared office space only for the purpose of operating the call center and shall not use it for any other purpose.

Article 10 (Rent)

1.

OMC Card shall bear a portion of the rent that Global Hotline must pay to the landlord for the shared office space as described in the attached appendix (hereinafter referred to as the “rent for the shared office space”). OMC Card shall transfer the rent for the month to the bank account designated by Global Hotline by the last day of the following month, and Global Hotline shall pay the total amount to the landlord. Any transaction fees related to OMC Card’s transfer shall be borne by OMC Card.

2.

The amount described in the preceding paragraph does not include consumption or local taxes. OMC Card shall transfer an amount equivalent to the separate consumption and local taxes along with the rent in the same manner as described in the preceding paragraph.

3.

Regardless of the provisions of Paragraph 1 above, OMC Card hereby acknowledges that the amount of the rent may be amended on a later date according to the provisions of the separate lease agreement (“original agreement”) concluded between Global Hotline and the landlord concerning all or part of the building which includes the shared office space in the event that the rent becomes inadequate due to inflation; increases in taxes and public dues or costs associated with the property; increases in the rent of nearby properties; new additions, modifications or improvements made to the building through remodeling or renovation; or other changes in the economic situation.

Article 11 (Common Area Charge)

1.	The part of the common area charge to be borne by OMC Card is included in the rent listed on the attached appendix.

2.

Regardless of the foregoing paragraph, the common area charge may be amended in the event that the amount becomes inadequate due to increases in taxes and public dues or costs associated with the property or other changes in the economic situation.

3.	OMC Card acknowledges that the common area charge may be amended in the event that the common area charge listed in the original agreement is amended.

Article 12 (Prohibitions)

OMC Card is strictly prohibited from engaging in the following:

(1)	Allowing a third party, regardless of the reason, to use all or part of the shared office space.
(2)	Allowing a third party to share the shared office space or displaying a different name on the door.
(3)	Actions which hinder building maintenance and management.

Article 13 (Interior Fixture Installation Work)

OMC Card may, with the prior written consent of both Global Hotline and the landlord, perform the following work:

(1)	Install new fixtures within the shared office space (including partitions) or modify, move or remove existing ones.
(2)	Remodel the shared office space (including repainting the walls, ceiling, floor, etc.), install new equipment, move, remove or replace existing equipment and other such modifications.
(3)	Install or move heavy objects in the shared office space such as safes.
(4)	Install or move equipment with large electrical capacity in the shared office space.
(5)	Place letters on the door to the shared office space.

Construction costs related to the above shall be borne by OMC Card.

OMC Card shall be responsible for managing such fixtures and shall be liable for any damages that they cause to Global Hotline, the landlord or a third party.

Article 14 (Repairs)

1.

In the event that repairs become necessary to the building frame or attached structures in the shared office space, OMC Card shall promptly notify the landlord through Global Hotline. If the need for repair is not the fault of OMC Card, the repairs will be performed at Global Hotline’s expense.

2.

Expenses involved in repair of broken, damaged or burnt out fuses and bulbs as well as repairs made to blinds, walls, ceiling, floor, carpet, glass, etc. (including re-painting) within the shared office space shall be borne by Global Hotline. However, the expenses involved in repairing damages caused intentionally by or due to the negligence of OMC Card as well as the expenses for repairing the fixtures it installs shall be borne by OMC Card.

3.	In the event that OMC Card modifies the specifications of the shared office space with the consent of both Global Hotline and the landlord, it shall be responsible for repairs to the modified portion.

Article 15 (Responsibility for Taxes and Public Dues)

Any taxes and public dues that apply to fixtures and equipment installed by OMC Card such as real estate acquisition tax and fixed asset tax shall be the responsibility of OMC Card, regardless of whose name is on the invoice.

Article 16 (Duty of Care)

1.	OMC Card must use the shared office space and the shared portion of the building under the care of a good manager.

2.

If OMC Card, its proxy, one of its employees, its contractor, one of its visitors or some other related party causes damage to the building or the facilities either through negligence or intent, it shall notify Global Hotline without delay and make compensation for the damages.

Article 17 (Observance of Building Rules)

When using the shared office space, OMC Card must observe the building rules established by the landlord. The same applies should the landlord choose to change the rules later.

Article 18 (Cancellation of Agreement)

If OMC Card does not use the shared office space for a period of two (2) months or more, Global Hotline may cancel this agreement without notice. If there are any damages, OMC Card must provide compensation.

Article 19 (Obligation to Restore Facilities to Original Condition)

In the event that this agreement expires due to completion of the contracted term, cancellation, nullification or some other reason, OMC Card must complete the following work by the final day:

(1)

Return the shared office space to its original condition at its own expense remove its belongings and give the shared office space back to Global Hotline in an empty state. If OMC Card does not restore the facilities to their original condition, Global Hotline or a contractor it hires may perform the restoration, and OMC Card shall bear the costs of such work.

(2)

In the event that OMC Card does not remove its belongings from the shared office space, Global Hotline may dispose of them in any way it chooses, and OMC Card may not object if Global Hotline chooses to close the shared office space off. OMC Card shall be responsible for any obligations toward third parties and all costs associated with removing its belongings.

(3)

In the event that OMC Card does not turn over the shared office space by the deadline, it shall pay damages equivalent to the rent, common area charges and other expenses for the period of time from the day after the deadline to when the space is turned over to Global Hotline, and in the event that either Global Hotline or the landlord incurs damages due to the delay, OMC Card shall provide compensation accordingly.

Article 20 (Acts of Providence)

1.

OMC Card may not claim compensation from Global Hotline for any damages resulting from fire, earthquake, or other natural disaster, failure of gas, electric, water supply, elevator, air conditioning or other equipment, something related to the building or attached structures, or theft, unless they are due to negligence on the part of Global Hotline.

2.	In the event that the shared office space is destroyed by an act of Providence, this agreement shall be deemed to have been terminated.

Article 21 (Temporary Suspension of Use)

1.

OMC Card shall cooperate with Global Hotline and the landlord in the event that all or part of the shared office space needs to be closed off for a certain period of time in order to make repairs, remodel, renovate, make extensions, replace or repair fixtures or equipment, or perform other management work to the building.

2.

In the event that construction work is performed at Global Hotline’s discretion according to the preceding paragraph and OMC Card is unable to use the shared office space, Global Hotline shall cover the rent and common area charges until the space can be used again. However, even in such a case, OMC Card shall not be able to claim any damages from Global Hotline or the landlord.

Article 22 (Entrance into Shared Office Space)

1.

The landlord’s employees, the building caretaker and other authorized personnel may enter the shared office space to perform necessary maintenance, sanitation, disaster-prevention, medevac, administration and other work after providing prior notice to either OMC Card or Global Hotline. In the case of an emergency, no prior notice is required, but notice must be provided to either OMC Card or Global Hotline in a timely manner after the work is performed.

2.	In such cases as described in the preceding paragraph, OMC Card may not object and shall cooperate with the landlord.

Common Matters

Article 23 (Amendments to the Agreement)

Changes to the provisions of this agreement shall require the prior written consent of both parties.

Article 24 (Prohibition of Transfer of Claims and Obligations)

Without the prior written consent of the other party, neither OMC Card nor Global Hotline may transfer its claims under this agreement to a third party either in whole or in part or use them as security, neither may they go to a third party to underwrite part or all of their obligations.

Article 25 (Prohibition of Offsetting)

Even if OMC Card has separate claims with respect to Global Hotline, they may not be used to offset its obligations under this agreement.

Article 26 (Late Payment Charge)

In the event that OMC Card is late with payment for items covered by this agreement, it must pay a 14% late payment fee on top of the amount owed.

Article 27 (Early Cancellation)

1.	This agreement may be cancelled by submitting written notice to the other party three months in advance containing the date on which the agreement will be cancelled.

2.

If OMC Card is unable to provide the proper notification as described in the preceding paragraph, the agreement may be cancelled by paying Global Hotline the equivalent of three (3) months’ worth of rent and common area charges calculated from the date that Global Hotline receives the notification of cancellation.

Article 28 (Cancellation)

1.

In the event that one of the parties violates one of the terms of this agreement without a justifiable reason, the other party may make a formal demand for rectification, and if corrective measures are not taken within a reasonable amount of time, the agreement may be cancelled either in whole or in part.

2.

If any of the following situations arises with respect to either party, regardless of whether the agreement is still in effect, the other party may cancel the agreement in whole or in part without notice:

(1)

One of the parties violates the conditions of this or another agreement, and despite receiving a formal demand for rectification from the other party, it does not correct the situation within thirty (30) days of receiving the demand.

(2)	One of the parties is ordered to suspend its business or has a license revoked that is necessary for its operations.
(3)	Payment bounces or is suspended.
(4)	One of the parties is subjected to provisional seizure, provisional injunction or compulsory execution.
(5)	One of the parties files for bankruptcy, corporate rehabilitation or corporate reorganization.
(6)	One of the parties decides to liquidate or merge with another company.
(7)	The financial standing of one of the parties significantly deteriorates or is likely to do so.

3.	In the event that the agreement is cancelled at OMC Card’s discretion, it forfeits its benefit of term for its debts under the agreement up to the time of cancellation and must immediately pay them.

4.	This article does not prevent claims for damages arising from cancellation.

Article 29 (Expiration)

This agreement shall be valid for a period of one (1) year from January 10, 2008. However, if neither party indicates a desire to cancel the agreement at least three (3) months prior to the expiration it will automatically be renewed for a period of one year, and the same shall apply thereafter.

Article 30 (Matters of Discussion)

In the event that a difference of opinion arises as to the interpretation of one of these provisions or with respect to matters not addressed herein, the related laws shall be observed, and the matter shall be resolved peacefully through discussion.

Article 31 (Agreed Court of Jurisdiction)

All disputes arising out of or relating to this agreement shall be submitted to the Tokyo District Court as the court of first instance.

Article 32 (Other)

In the event that a difference of opinion arises as to the interpretation of one of these provisions or with respect to matters not addressed herein, the parties shall work together in good faith to resolve the matter through discussion.

Appendix 1: Facility and equipment Rental

No.	Item	Notes	Quantity	Unit Price	Amount
1	Usage fee for facility and equipment	*Usage fee for rental items below	1 set	355,000	11,005,000 yen
Total (Monthly)		Taxes not included

*List of rental items as of January 15, 2008

No.	Name	Notes	Quantity	Unit Price
1	Computer-related fees	Computers, head sets, software	1	10,000
2	Facility-related fees	Partitions, security, desks, chairs, etc.	1 set	8,000
3	CTI system fee	Hardware, software, maintenance fee	1 set	264,000
4	Shared usage fee	Rent (including common area charge)	1	35,000
5	Communication fee	Communication charges, basic line charges	1	38,000

Appendix 2: Shared Use of Office Space

Building name	NT Building
Address	3-87-4 Haramachi, Shinjuku-ku, Tokyo
Area of contracted space	87 m2
Rent (Monthly / taxes not included)	961,000 yen (31,000 yen per desk): According to number of desks used
Common area charge	124,000 yen (4,000 yen per desk): According to number of desks used